As filed with the Securities and Exchange Commission on October 31, 2003
Registration No. 333-108230

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
to
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VITESSE SEMICONDUCTOR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware		77-0138960
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

741 Calle Plano
Camarillo, California 93012
(Address of Principal Executive Offices) (Zip code)

Multilink Technology Corporation 1998 Stock Option Plan
Multilink Technology Corporation 1999 Stock Option Plan
Multilink Technology Corporation 2000 Stock Incentive Plan
(Full title of the plans)

Eugene F. Hovanec
Chief Financial Officer
Vitesse Semiconductor Corporation
741 Calle Plano
Camarillo, California 93012
(Name and address of agent for service)

(805) 388-3700
(Telephone number, including area code, of agent for service)

Copy to:
Francis S. Currie, Esq.
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
(650) 752-2000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.01 par value previously
registered (1)	1,269,778	N/A	14,256,188.40	$1,155.00(2)

Common Stock, $0.01 par value, issuable under the
Multilink Technology Corporation 2000 Stock
Incentive Plan (1)	642,757	$4.85(3)	$3,117,371.40	$253.00

Total	642,757	N/A	$17,373,559.80	$1,408.00

(1)	Represents shares issuable upon exercise of options granted under the Multilink Technology Corporation 1998 Stock Option Plan, the Multilink Technology Corporation 1999 Stock Option Plan and the Multilink Technology Corporation 2000 Stock Incentive Plan.

(2)	Previously paid.

(3)	Represents weighted average exercise price per share of the Registrant’s common stock underlying outstanding options, pursuant to Rule 457(h) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

      Item 3. Incorporation of Documents by Reference

             This Registration Statement incorporates herein by reference the following documents which have been filed with the Commission by the Registrant:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002, filed pursuant to Section 13 of the Securities and Exchange Act of 1934 (the “Exchange Act”).

2.	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2002, as amended, March 31, 2003 and June 30, 2003 filed pursuant to Section 13 or 15(d) of the Exchange Act.

3.	The Registrant’s Current Report on Form 8-K dated February 7, 2003 filed pursuant to Section 13 of the Exchange Act.

4.	The description of the Registrant’s Common Stock, par value $.01 per share, contained in its registration statement on Form 8-A filed with the Securities and Exchange Commission on November 8, 1991, including any amendment or report filed for the purpose of updating such description.

           All other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to collectively as the “Incorporated Documents”).

      Item 4. Description of Securities.

            Not applicable.

      Item 5. Interest of Named Experts and Counsel.

           Not applicable.

      Item 6. Indemnification of Directors and Officers.

          The Registrant has adopted provisions in its Amended and Restated Certificate of Incorporation which (i) eliminate the personal liability of its directors to the Registrant and its shareholders for monetary damages arising from a breach of their fiduciary duties in certain circumstances, and (ii) authorize the Registrant to indemnify its directors and officers to the fullest extent permitted by law. The limitation of liability does not affect the availability of equitable remedies, such as injunctive relief or rescission. In addition, the Registrant’s bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by applicable law.

          The Registrant has entered into separate indemnification agreements with each of its officers and directors that contain provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Registrant, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain director’s and officer’s insurance, if available on reasonable terms.

      Item 7. Exemption for Registration Claimed.

            Not applicable.

2

      Item 8. Exhibits.

          The following are filed as part of this Registration Statement:

Exhibit No.	Description

4.1	Multilink Technology Corporation 1998 Stock Option Plan*
4.2	Multilink Technology Corporation 1999 Stock Option Plan*
4.3	Multilink Technology Corporation 2000 Stock Incentive Plan*
5.1	Opinion of Davis Polk & Wardwell as to the legality of securities being registered (filed herewith)
23.1	Consent of KPMG LLP (filed herewith)
23.3	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

* Previously filed.

     Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report, pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on the 31st day of October 2003.

VITESSE SEMICONDUCTOR CORPORATION

By:	/s/ Eugene F. Hovanec

Eugene F. Hovanec
Vice President, Finance and Chief Financial Officer

Pursuant to the requirements of the Securities Act, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*	President, Chief Executive Officer and Director	October 31, 2003
(Principal Executive Officer)
Louis R. Tomasetta

/s/ Eugene F. Hovanec	Vice President of Finance and Chief Financial Officer	October 31, 2003
(Principal Financial and Accounting Officer)
Eugene F. Hovanec

*	Director	October 31, 2003

James A. Cole

*	Director	October 31, 2003

John C. Lewis

*	Director	October 31, 2003

Alex Daly

*	Director	October 31, 2003

Vincent Chan

*By: /s/ Eugene F. Hovanec		October 31, 2003

Eugene F. Hovanec Attorney-in-fact

S-1

EXHIBIT INDEX

Exhibit No.	Description

4.1	Multilink Technology Corporation 1998 Stock Option Plan*
4.2	Multilink Technology Corporation 1999 Stock Option Plan*
4.3	Multilink Technology Corporation 2000 Stock Incentive Plan*
5.1	Opinion of Davis Polk & Wardwell as to the legality of securities being registered (filed herewith)
23.1	Consent of KPMG LLP (filed herewith)
23.3	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

* Previously filed.